CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Mutual Fund Series Trust and to the use of our report dated August 29, 2022 on the financial statements and financial highlights of Catalyst/Millburn Dynamic Commodity Strategy Fund, Catalyst/Warrington Strategic Program Fund, Catalyst Systematic Alpha Fund, Catalyst Income and Multi-Strategy Fund (Formerly, Catalyst Multi-Strategy Fund), Catalyst Nasdaq-100 Hedged Equity Fund (Formerly, EAVOL NASDAQ-100 Volatility Overlay Fund)), Catalyst/Millburn Hedge Strategy Fund, and Catalyst Buffered Shield Fund, each a series of shares of beneficial interest in Mutual Fund Series Trust. Such financial statements and financial highlights appear in the June 30, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 24, 2022